[STRATFORD AMERICAN LETTERHEAD]

FOR IMMEDIATE RELEASE

STRATFORD AMERICAN CORPORATION ANNOUNCES REVERSE SPLIT

         PHOENIX, Ariz. -- (BUSINESS WIRE) -- July 17, 1998 -- Stratford American Corporation (OTC Bulletin Board: STFA) today announced that it intends to effect a 15-to-1 reverse split of its Common Stock on July 20, 1998. The split was approved by the Company's shareholders on July 8, 1998.

         As a result of the reverse split, each fifteen (15) shares of Stratford's Common Stock issued as of July 20, 1998 will be automatically changed and reclassified into one (1) share of Stratford's post-split Common Stock. Fractional interests resulting from the split will be rounded up to the nearest whole share. For example, a shareholder holding 150 shares before the split would be the holder of 10 shares after the split, and a shareholder holding 100 shares before the split would be the holder of 7 shares after the split. The split will not affect any shareholder's proportionate equity interest in the Company, other than a relatively slight adjustment which may occur due to the rounding up of fractional shares, or any person's rights as a shareholder.

         The Company's transfer agent, Harris Trust and Savings Bank, will serve as the Exchange Agent for the split. The Company will send instructions to shareholders with procedures for exchanging their existing share certificates into certificates representing the post-split Common Stock. Shareholders should not send any stock certificates to the Company, and should not send any certificates to the Exchange Agent until they have received instructions from the Company.

         Following the split, the Company will have 100,000,000 shares of its Common Stock authorized, will have approximately 5,871,787 shares issued and outstanding, and will have approximately 94,128,213 shares authorized but unissued and available for future issuance. The Company anticipates that its trading symbol will be "STFAD" for a period of approximately 30 days following July 20, 1998 and will once again be "STFA" following this period. The new CUSIP number for the Company's post-split Common Stock will be 86279E 2 0 1.

         The Company is engaged primarily in the business of leisure and commercial car rental in the State of Arizona. It is the exclusive franchisee of Dollar Rent A Car in all Arizona counties except Coconino, Pima and Navajo Counties. The Company rents cars, trucks and passenger vans to business and leisure travelers and others at six locations, including all three terminals at Phoenix Sky Harbor International Airport.

Contact:       Stratford American Corporation
               Timothy A. Laos  (602) 224-2310